Exhibit 99.1

RPM Reports Results for Fiscal 2020 Third Quarter

•	2020 MAP to Growth operating improvement program fuels excellent third-quarter operating leverage

•	Third-quarter reported diluted EPS of $0.09; adjusted diluted EPS of $0.23, increases 76.9% over prior-year quarter and exceeds guidance

•	Third-quarter net income of $11.9 million; adjusted EBIT of $60.5 million, increases 30.4% over prior-year quarter

•	Cash provided by operating activities increases $236 million year over year due to improved working capital management and operating improvement initiatives

•	Financial guidance and stock buyback suspended due to uncertainty created by COVID-19

•	RPM well positioned to weather the pandemic due to strong balance sheet, significant liquidity, maintenance nature of products, potential for DIY uptick, and margin improvements from restructuring

MEDINA, OH – April 8, 2020 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2020 third quarter ended February 29, 2020.

“Our financial performance was strong during the third quarter and was achieved prior to the global COVID-19 pandemic, when underlying market conditions were robust. We are doing our part to control the spread of the virus, with our priorities being to protect the health and well-being of our associates and their family members, support our local communities to control the spread of the virus, and serve our customers by maintaining the continuity and success of our business operations,” stated RPM chairman and CEO Frank C. Sullivan. “We are taking actions to adjust our business activities during this period of uncertainty and are well-positioned with a strong balance sheet and $1.14 billion in liquidity.”

Third-Quarter Consolidated Results

Fiscal 2020 third-quarter net sales were $1.17 billion, an increase of 2.9% over the $1.14 billion reported a year ago. Third-quarter net income was $11.9 million, compared to the $14.2 million reported in the year-ago period, and diluted earnings per share (EPS) were $0.09, compared to $0.11 in the year-ago quarter. Income before income taxes (IBT) was $16.3 million compared to $4.5 million reported in the fiscal 2019 third quarter. RPM’s consolidated earnings before interest and taxes (EBIT) were up 68.0% to $44.1 million compared to $26.3 million reported in the fiscal 2019 third quarter.

The third quarter included restructuring-related charges and acquisition expenses of $16.3 million during fiscal 2020 and $20.1 million in fiscal 2019. Excluding these charges, RPM’s adjusted EBIT was up 30.4% to $60.5 million compared to $46.4 million during the year-ago period. In addition, the company has continued to exclude the impact of all gains and losses from marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty. These investments resulted in a net after-tax loss of $4.9 million for the third quarter of fiscal 2020 and a net after-tax benefit of $1.5 million during the same quarter last year. Excluding the restructuring and other adjustments, as well as investment losses and gains, fiscal 2020 third-quarter adjusted diluted EPS increased 76.9% to $0.23 compared to $0.13 in fiscal 2019.

RPM Reports Fiscal 2020 Third-Quarter Results

April 8, 2020

“Initiatives under our MAP to Growth operating improvement program continued to gain momentum during the third quarter, fueling our excellent bottom-line performance and enabling us to continue to outpace the earnings growth of our peers. These initiatives included enacting operational improvements at our production facilities, consolidating manufacturing plants, delayering management and rationalizing product lines. Also positively impacting results were the benefits of pricing and moderating raw material costs,” stated Sullivan. “We are pleased with our top-line growth during the third quarter, which typically generates our most modest results each year because it falls during the winter months, when painting and construction activity slow. Market share gains and pricing contributed to organic sales growth of 3.0%. This was partially offset by foreign currency translation of 0.8%, while acquisitions contributed 0.7% to sales. Our year-to-date cash flow from operations improved by $236 million over last year due to better working capital management and margin improvement from our MAP to Growth program.”

Third-Quarter Segment Sales and Earnings

Construction Products Group net sales increased 4.7%, to $372.1 million during the fiscal 2020 third quarter, compared to fiscal 2019 third-quarter net sales of $355.3 million, reflecting organic growth of 5.1% and acquisitions contributing an additional 1.0%. Foreign currency translation reduced sales by 1.4%. Segment IBT was a loss of $0.5 million compared with a loss of $4.0 million a year ago. EBIT was $1.7 million, up 207.6% compared to an EBIT loss of $1.5 million in the fiscal 2019 third quarter. The segment incurred $4.4 million in restructuring-related expenses during the third quarter of fiscal 2020 and $1.2 million in restructuring-related and other expenses during the same period of fiscal 2019. Excluding these charges, fiscal 2020 adjusted EBIT increased to $6.0 million compared to an adjusted EBIT loss of $0.3 million reported during the year-ago period.

“In the Construction Products Group, we registered strong sales growth from market share gains and the introduction of innovative new products, with the fastest growth being generated in our roofing, below-grade waterproofing and concrete admixtures businesses,” stated Sullivan. “Driving earnings growth were pricing, moderating raw material costs, MAP to Growth savings and the favorable leverage impact of higher sales volume.”

Performance Coatings Group net sales increased 1.0% to $255.7 million during the fiscal 2020 third quarter as compared to net sales of $253.2 million reported a year ago. Organic growth was 1.6% and acquisitions contributed an additional 0.2%. Foreign currency translation reduced sales by 0.8%. Segment IBT was $22.2 million compared with IBT of $14.4 million reported a year ago. EBIT was $22.1 million, an increase of 53.3% compared to EBIT of $14.4 million in the fiscal 2019 third quarter. The segment reported third-quarter restructuring-related charges and acquisition costs of $2.1 million in fiscal 2020 and restructuring-related charges of $3.7 million in fiscal 2019. Adjusted EBIT, which excludes these charges, increased 33.2% to $24.2 million during the third quarter of fiscal 2020 from adjusted EBIT of $18.2 million during the year-ago period.

“A focus on higher margin product and service offerings, as well as MAP to Growth business rationalization initiatives, drove a significant adjusted EBIT margin improvement of 230 basis points in the Performance Coatings Segment,” stated Sullivan. “On the top line, sales growth in the segment was mixed. Its highway and bridge maintenance businesses were slowed by government budget constraints, particularly in the U.K. However, its protective and marine coatings business unit increased market share and its continental European operations grew solidly, driven by a new global management structure.”

RPM Reports Fiscal 2020 Third-Quarter Results

April 8, 2020

Consumer Group net sales were $398.7 million during the third quarter of fiscal 2020, an increase of 5.4% compared to net sales of $378.3 million reported in the third quarter of fiscal 2019. Organic sales increased 6.0%. There was no impact from acquisitions. Foreign currency translation reduced sales by 0.6%. Consumer Group IBT was $29.8 million compared with IBT of $25.3 million in the prior-year period. EBIT was up 17.6% to $29.9 million compared to EBIT of $25.4 million in the fiscal 2019 third quarter. The segment incurred restructuring-related expenses of $2.3 million during fiscal 2020 and $1.6 million during fiscal 2019. Excluding these charges, fiscal 2020 third-quarter adjusted EBIT was $32.1 million, an increase of 19.2% over adjusted EBIT of $27.0 million reported during the prior period.

“Third-quarter sales growth in the Consumer Group was up solidly during what is typically a seasonally modest growth period, aided by market share gains and unseasonably warm winter weather in North America that enabled consumers to complete more DIY home improvement projects. The fastest growth was achieved in our caulks, sealants, and patch and repair product lines,” stated Sullivan. “On the bottom line, savings from the MAP to Growth operating improvement plan were partially offset by inflation in certain raw materials and channel mix.”

The Specialty Products Group reported net sales of $147.5 million during the third quarter of fiscal 2020, compared to net sales of $153.8 million in the fiscal 2019 third quarter. Organic sales decreased 7.1%, while acquisitions contributed 3.3% to sales. Foreign currency translation reduced sales by 0.3%. Segment IBT was $12.9 million compared with $16.1 million in the prior-year period. EBIT was $13.0 million compared to EBIT of $16.0 million in the fiscal 2019 third quarter. The segment reported third-quarter restructuring-related charges and acquisition costs of $4.6 million in fiscal 2020 and restructuring-related charges of $4.2 million in fiscal 2019. Adjusted EBIT, which excludes these charges, was $17.5 million in the fiscal 2020 third quarter, compared to adjusted EBIT of $20.2 million in fiscal 2019.

“On the top line, the Specialty Products Group’s wood coatings business successfully outperformed its peers in a challenging market. However, sales of the segment’s water damage restoration products faced a difficult comparison to the prior year when demand was exceptionally high due to significant weather events in North America. Sales were down in our OEM fluorescent pigments, nail polish and edible coatings businesses,” Sullivan stated. “Savings from our operating improvement program helped to mitigate the impact of declining sales volume on earnings. In addition, we have new management in place and are implementing cost cutting measures and new processes to reignite growth, which will benefit the segment in the coming quarters.”

Nine-Month Results

Fiscal 2020 nine-month net sales increased 2.1% to $4.05 billion from $3.96 billion during the first nine months of fiscal 2020. Organic growth was 2.0%, with acquisitions adding 1.3% and foreign currency translation reducing sales by 1.2%. Net income was $195.1 million, an increase of 46.5% compared to $133.2 million in the fiscal 2019 nine-month period. Diluted EPS increased 50.0% to $1.50 versus $1.00 a year ago. IBT was $260.9 million compared to $163.0 million reported in the fiscal 2019 nine-month period. EBIT was $329.2 million, an increase of 38.9% versus the $236.9 million reported last year.

RPM Reports Fiscal 2020 Third-Quarter Results

April 8, 2020

The fiscal 2020 nine-month period included restructuring and other charges related to the company’s 2020 MAP to Growth and acquisition-related charges of $77.5 million. The same period during fiscal 2019 included the impact of charges of $89.1 million primarily for restructuring, acquisitions, convertible debt extinguishment and other expenses. Excluding these charges, RPM’s nine-month adjusted EBIT was up 24.7% to $406.7 million compared to adjusted EBIT of $326.1 million during the year-ago period. Investments resulted in a net after-tax gain of $3.1 million for the nine-month period of fiscal 2020 and an after-tax loss of $6.0 million during the same period last year. Excluding the restructuring and other charges, as well as investment gains and losses, adjusted diluted EPS increased 30.2% to $1.94 compared to $1.49 in fiscal 2019.

Nine-Month Segment Sales and Earnings

Construction Products Group fiscal 2020 nine-month sales increased 5.0% to $1.41 billion from $1.34 billion during the fiscal 2019 first nine months. Organic sales increased 4.2%, while acquisitions added 2.4%. Foreign currency translation reduced sales by 1.6%. IBT was $139.3 million versus year-ago IBT of $96.4 million. Segment EBIT was $145.6 million, an increase of 40.8% over EBIT of $103.3 million during the first nine months of fiscal 2019. The segment incurred restructuring- and acquisition-related expenses of $9.3 million during the first nine months of fiscal 2020 and $10.1 million during the same period of fiscal 2019. Excluding these charges, fiscal 2020 adjusted EBIT increased 36.5% to $154.8 million from adjusted EBIT of $113.4 million reported during the year-ago period.

Performance Coatings Group fiscal 2020 nine-month sales increased 0.5% to $845.6 million from $841.6 million during the fiscal 2019 first nine months. Organic sales increased 1.2%, while acquisitions added 0.7%. Foreign currency translation reduced sales by 1.4%. IBT was $83.6 million versus year-ago IBT of $45.0 million. Segment EBIT was $83.6 million, an increase of 84.2% over EBIT of $45.4 million during the first nine months of fiscal 2019. The segment reported nine-month restructuring-related charges and acquisition costs of $14.5 million in fiscal 2020 and restructuring, acquisition and other charges of $33.8 million in fiscal 2019. Adjusted EBIT, which excludes these charges, increased 23.9% to $98.1 million during the first nine months of fiscal 2020 from adjusted EBIT of $79.2 million during the year-ago period.

In the Consumer Group, fiscal 2020 nine-month sales were up 3.8% to $1.33 billion from $1.28 billion during the first nine months of fiscal 2019. Organic sales improved 4.0%, while acquisitions added 0.7%. Foreign currency reduced sales by 0.9%. IBT was $123.4 million, compared to year-ago IBT of $118.1 million. Consumer Group fiscal 2020 nine-month EBIT was $123.6 million, an increase of 4.3% compared to $118.5 million reported during the first nine months a year ago. The segment incurred restructuring-related expenses of $24.9 million during fiscal 2020 and $3.6 million during fiscal 2019. Excluding these charges, fiscal 2020 nine-month adjusted EBIT was $148.5 million, an increase of 21.6% over adjusted EBIT of $122.1 million reported during the prior period.

Specialty Products Group fiscal 2020 nine-month sales were $465.7 million compared to $500.5 million during the first nine months a year ago. Organic sales decreased 7.4%. Acquisitions added 1.0%, while foreign currency translation reduced sales by 0.6%. IBT was $55.0 million versus year-ago IBT of $66.0 million. Fiscal 2020 nine-month EBIT in the segment was $55.0 million versus $65.7 million in the same period a year ago. The segment reported nine-month restructuring-related charges and acquisition costs

RPM Reports Fiscal 2020 Third-Quarter Results

April 8, 2020

of $14.3 million in fiscal 2020 and restructuring-related charges of $9.6 million in fiscal 2019. Adjusted EBIT, which excludes these charges, was $69.3 million during the first nine-months of fiscal 2020 and $75.4 million during the same period of fiscal 2019.

Cash Flow and Financial Position

For the first nine months of fiscal 2020, cash from operations was $381.2 million, compared to $145.5 million during the first nine months of fiscal 2019. Capital expenditures during the current nine-month period of $105.4 million compare to $84.5 million over the same time in fiscal 2019. Total debt at the end of the first nine months of fiscal 2020 was $2.56 billion compared to $2.52 billion a year ago and $2.53 billion at the end of fiscal 2019. RPM’s net (of cash) debt-to-total capitalization ratio was 63.5% compared to 61.8% at February 28, 2019 and 62.1% at May 31, 2019.

In February of this fiscal year, RPM took proactive measures to bolster its financial flexibility and improve the amount of available liquidity under its revolving credit facility by securing $400 million of term loans that mature on February 21, 2023, and have a blended interest rate of approximately 0.6%. The proceeds were used to repay a portion of the outstanding borrowings under RPM’s revolving credit facility. At February 29, 2020, RPM’s total liquidity, including cash and committed revolving credit facilities, was $1.14 billion.

“In March 2020, subsequent to the end of the third quarter, we repurchased approximately $25 million of our common shares. This is in addition to the $300 million we repurchased during fiscal 2019 and the first three quarters of fiscal 2020, coupled with the $200 million cash redemption of our convertible notes in November of 2018. Given recent macroeconomic uncertainty resulting from the COVID-19 pandemic, we have suspended our share buyback program,” stated Sullivan.

Business Outlook

“The fourth quarter is seasonally our strongest and was off to a good start in March, with consolidated sales up approximately 5% over the prior year. Many of our products are used for construction, maintenance and repair projects, which are deemed essential in many cases and are relatively recession resistant. A large number of our North American customers, such as those in construction and DIY home and hardware retail, are also considered essential and currently remain open for business. With people spending more time in their homes, there is potential for increased activity in DIY projects. Demand is strong for our professional and consumer cleaning and disinfectant brands, some of which are effective against Coronavirus. Raw material cost inflation seems to be moderating in a number of our key product categories. Our global supply chain remains strong, and our distribution and operations associates continue to work diligently to meet customer demand,” stated Sullivan.

“However, like most companies, we expect our financial results to be impacted by the disruption and uncertainty COVID-19 is having on the global economy. As we cannot predict the duration or scope of the pandemic, the financial impact to our results cannot be reasonably estimated, but could be material.

“COVID-19 is also disrupting our ability to implement new initiatives under our restructuring program. While there are some activities that can be carried out virtually, many require a physical presence that is being hindered by limits on travel and access to facilities. Because of this, we will be extending the timeline for achieving our MAP to Growth goals. As markets stabilize and we gain more clarity into business conditions, we will communicate our new MAP to Growth timeline.

RPM Reports Fiscal 2020 Third-Quarter Results

April 8, 2020

“According to current government projections, it appears that the crisis will reach its peak in April or May. This is a fluid situation, and the information available to us is rapidly changing. As of today, we anticipate that our consolidated fourth-quarter revenue will be down 10% to 15% year over year. This assumes that our strong March results are counterbalanced by sales drops in April and May of 15% to 20%. Given the uncertainties around this crisis, we are withdrawing our prior earnings guidance for the fourth quarter and full year of fiscal 2020,” stated Sullivan.

“We continue to assess the situation and the long-term impact of COVID-19. In this environment, we are taking aggressive actions to manage cash flow by reducing working capital, capital expenditures and discretionary spending. The MAP to Growth program timing has been fortunate for us in this regard since we have improved margins and are starting to see the benefits of our working capital reduction program, resulting in improved cash flow this year. Additionally, we have significant liquidity and a strong balance sheet, which we anticipate will keep us in a solid financial position,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-708-4540 or 847-619-6397 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on April 8, 2020 until 11:59 p.m. EDT on April 15, 2020. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 49217722. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,000 individuals worldwide. Visit www.rpminc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

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RPM Reports Fiscal 2020 Third-Quarter Results

April 8, 2020

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our fiscal 2020 adjusted EBIT and adjusted earnings per share guidance, because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; and (k) risks relating to the recent outbreak of the coronavirus (COVID-19); and (l) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2019, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2020	2019	2020	2019
Net Sales	$1,173,976	$1,140,630	$4,048,033	$3,963,150
Cost of sales	739,229	731,208	2,509,133	2,510,643

Gross profit	434,747	409,422	1,538,900	1,452,507
Selling, general & administrative expenses	381,866	374,153	1,185,791	1,175,049
Restructuring charges	7,343	8,679	18,766	36,479
Interest expense	23,972	26,525	78,630	74,058
Investment expense (income), net	3,836	(4,726)	(10,354)	(126)
Other expense, net	1,422	327	5,158	4,052

Income before income taxes	16,308	4,464	260,909	162,995
(Benefit) Provision for income taxes	4,218	(10,032)	65,002	29,140

Net income	12,090	14,496	195,907	133,855
Less: Net income attributable to noncontrolling interests	237	306	835	677

Net income attributable to RPM International Inc. Stockholders	$11,853	$14,190	$195,072	$133,178

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.09	$0.11	$1.51	$1.01

Diluted	$0.09	$0.11	$1.50	$1.00

Average shares of common stock outstanding - basic	128,426	130,105	128,572	131,019

Average shares of common stock outstanding - diluted	130,028	131,889	129,238	132,829

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2020	2019	2020	2019
Net Sales:
CPG Segment	$372,082	$355,332	$1,407,697	$1,340,122
PCG Segment	255,686	253,225	845,639	841,605
Consumer Segment	398,743	378,313	1,328,974	1,280,931
Specialty Segment	147,465	153,760	465,723	500,492

Total	$1,173,976	$1,140,630	$4,048,033	$3,963,150

Income Before Income Taxes:
CPG Segment
Income/(Expense) Before Income Taxes (a)	$(478)	$(4,025)	$139,324	$96,375
Interest (Expense), Net (b)	(2,130)	(2,489)	(6,231)	(6,968)

EBIT (c)	1,652	(1,536)	145,555	103,343
2020 MAP to Growth related initiatives (d)	4,383	1,144	8,711	8,909
Acquisition-related costs (e)	—	60	548	1,168

Adjusted EBIT	$6,035	$(332)	$154,814	$113,420

PCG Segment
Income Before Income Taxes (a)	$22,240	$14,365	$83,617	$44,990
Interest Income (Expense), Net (b)	123	(62)	20	(401)

EBIT (c)	22,117	14,427	83,597	45,391
2020 MAP to Growth related initiatives (d)	1,980	3,728	14,394	31,460
Acquisition-related costs (e)	83	—	118	1,823
Loss on South Africa Business (g)	—	—	—	540

Adjusted EBIT	$24,180	$18,155	$98,109	$79,214

Consumer Segment
Income Before Income Taxes (a)	$29,798	$25,272	$123,413	$118,078
Interest (Expense), Net (b)	(57)	(119)	(219)	(417)

EBIT (c)	29,855	25,391	123,632	118,495
2020 MAP to Growth related initiatives (d)	2,291	1,582	24,894	3,603

Adjusted EBIT	$32,146	$26,973	$148,526	$122,098

Specialty Segment
Income Before Income Taxes (a)	$12,942	$16,115	$55,031	$66,049
Interest Income (Expense), Net (b)	(24)	135	(6)	332

EBIT (c)	12,966	15,980	55,037	65,717
2020 MAP to Growth related initiatives (d)	4,369	4,185	14,113	9,642
Acquisition-related costs (e)	188	—	188	—

Adjusted EBIT	$17,523	$20,165	$69,338	$75,359

Corporate/Other
(Expense) Before Income Taxes (a)	$(48,194)	$(47,263)	$(140,476)	$(162,497)
Interest (Expense), Net (b)	(25,720)	(19,264)	(61,840)	(66,478)

EBIT (c)	(22,474)	(27,999)	(78,636)	(96,019)
2020 MAP to Growth related initiatives (d)	3,041	9,392	14,542	28,940
Convertible debt extinguishment (f)	—	—	—	3,052

Adjusted EBIT	$(19,433)	$(18,607)	$(64,094)	$(64,027)

Consolidated
Income Before Income Taxes (a)	$16,308	$4,464	$260,909	$162,995
Interest (Expense)	(23,972)	(26,525)	(78,630)	(74,058)
Investment Income (Expense), Net	(3,836)	4,726	10,354	126

EBIT (c)	44,116	26,263	329,185	236,927
2020 MAP to Growth related initiatives (d)	16,064	20,031	76,654	82,554
Acquisition-related costs (e)	271	60	854	2,991
Convertible debt extinguishment (f)	—	—	—	3,052
Loss on South Africa Business (g)	—	—	—	540

Adjusted EBIT	$60,451	$46,354	$406,693	$326,064

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows. During fiscal 2020: headcount reductions, closures of facilities and related costs, all of which have been recorded in restructuring expense; inventory-related charges recorded in cost of goods sold that reflect product line, SKU rationalization, and closure of a business at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products, Performance Coatings, and Specialty Products Segments; accelerated expense related to the shortened useful lives of facilities, equipment, ERP systems, and intangibles that are currently in use, but are in the process of being retired associated with facility closures, exiting a business, and ERP consolidation; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, costs associated with exiting unprofitable product lines & regions, and implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our 2020 MAP to Growth, all of which have been recorded in SG&A. During fiscal 2019: headcount reductions, closures of facilities, and accelerated vesting of equity awards in connection with key executives, all of which are included in restructuring expense; inventory-related charges reflecting a true-up of fiscal 2018 inventory write-offs at our Consumer Segment during the first quarter of fiscal 2019, inventory write-offs and disposals at our Construction Products and Performance Coatings Segments, and accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, implementation costs associated with our ERP consolidation plan, and professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement, all of which have been recorded in SG&A.

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to recent acquisitions.
(f)	Reflects the net loss on redemption of our convertible notes incurred during the second quarter of fiscal 2019.
(g)	Reflects other expense associated with a change in ownership of a business in South Africa, as required by local legislation in order to qualify for doing business in South Africa.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2020	2019	2020	2019
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.09	$0.11	$1.50	$1.00
2020 MAP to Growth related initiatives (d)	0.10	0.11	0.45	0.50
Acquisition-related costs (e)	—	—	0.01	0.02
Investment returns (h)	0.04	(0.01)	(0.02)	0.05
Discrete Tax Adjustment (i)	—	(0.08)	—	(0.08)

Adjusted Earnings per Diluted Share (j)	$0.23	$0.13	$1.94	$1.49

(d)

Reflects restructuring and other charges, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives, as follows. During fiscal 2020: headcount reductions, closures of facilities and related costs, all of which have been recorded in restructuring expense; inventory-related charges recorded in cost of goods sold that reflect product line, SKU rationalization, and closure of a business at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our Construction Products, Performance Coatings, and Specialty Products Segments; accelerated expense related to the shortened useful lives of facilities, equipment, ERP systems, and intangibles that are currently in use, but are in the process of being retired associated with facility closures, exiting a business, and ERP consolidation; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, costs associated with exiting unprofitable product lines & regions, and implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our 2020 MAP to Growth, all of which have been recorded in SG&A. During fiscal 2019: headcount reductions, closures of facilities, and accelerated vesting of equity awards in connection with key executives, all of which are included in restructuring expense; inventory-related charges reflecting a true-up of fiscal 2018 inventory write-offs at our Consumer Segment during the first quarter of fiscal 2019, inventory write-offs and disposals at our Construction Products and Performance Coatings Segments, and accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, implementation costs associated with our ERP consolidation plan, and professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement, all of which have been recorded in SG&A.

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to recent acquisitions.
(h)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the company’s core business operations.

(i)	Discrete tax adjustments due to U.S. income tax reform.
(j)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	February 29, 2020	February 28, 2019	May 31, 2019
Assets
Current Assets
Cash and cash equivalents	$212,242	$195,169	$223,168
Trade accounts receivable	1,006,843	1,016,088	1,287,098
Allowance for doubtful accounts	(58,492)	(54,460)	(54,748)

Net trade accounts receivable	948,351	961,628	1,232,350
Inventories	914,197	916,361	841,873
Prepaid expenses and other current assets	240,678	226,553	220,701

Total current assets	2,315,468	2,299,711	2,518,092

Property, Plant and Equipment, at Cost	1,731,101	1,652,071	1,662,859
Allowance for depreciation	(900,368)	(850,019)	(843,648)

Property, plant and equipment, net	830,733	802,052	819,211

Other Assets
Goodwill	1,265,237	1,262,326	1,245,762
Other intangible assets, net of amortization	597,018	620,453	601,082
Operating lease right-of-use assets	289,654	—	—
Deferred income taxes, non-current	36,601	21,098	34,908
Other	231,159	213,796	222,300

Total other assets	2,419,669	2,117,673	2,104,052

Total Assets	$5,565,870	$5,219,436	$5,441,355

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$475,613	$425,170	$556,696
Current portion of long-term debt	71,234	453,501	552,446
Accrued compensation and benefits	154,129	143,160	193,345
Accrued losses	22,831	23,424	19,899
Other accrued liabilities	238,324	224,956	217,019

Total current liabilities	962,131	1,270,211	1,539,405

Long-Term Liabilities
Long-term debt, less current maturities	2,488,529	2,070,717	1,973,462
Operating lease liabilities	247,685	—	—
Other long-term liabilities	391,677	318,969	405,040
Deferred income taxes	122,499	117,272	114,843

Total long-term liabilities	3,250,390	2,506,958	2,493,345

Total liabilities	4,212,521	3,777,169	4,032,750

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 129,879; 131,544; 130,995)	1,299	1,315	1,310
Paid-in capital	1,013,561	984,358	994,508
Treasury stock, at cost	(553,663)	(406,367)	(437,290)
Accumulated other comprehensive (loss)	(592,024)	(477,657)	(577,628)
Retained earnings	1,481,339	1,337,545	1,425,052

Total RPM International Inc. stockholders’ equity	1,350,512	1,439,194	1,405,952
Noncontrolling interest	2,837	3,073	2,653

Total equity	1,353,349	1,442,267	1,408,605

Total Liabilities and Stockholders’ Equity	$5,565,870	$5,219,436	$5,441,355

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 29,	February 28,
	2020	2019
Cash Flows From Operating Activities:
Net income	$195,907	$133,855
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	113,520	107,546
Restructuring charges, net of payments	(132)	9,296
Fair value adjustments to contingent earnout obligations, net	—	1,558
Deferred income taxes	2,505	(8,747)
Stock-based compensation expense	18,881	20,892
Other non-cash interest expense	—	1,552
Realized/unrealized (gains) losses on sales of marketable securities	(3,063)	5,906
Loss on extinguishment of debt	—	3,051
Other	(371)	179
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	282,052	152,622
(Increase) in inventory	(73,566)	(80,686)
Decrease in prepaid expenses and other current and long-term assets	19,747	11,593
(Decrease) in accounts payable	(70,286)	(166,951)
(Decrease) in accrued compensation and benefits	(38,468)	(32,503)
Increase in accrued losses	3,120	1,578
(Decrease) in other accrued liabilities	(68,906)	(20,952)
Other	237	5,716

Cash Provided By Operating Activities	381,177	145,505

Cash Flows From Investing Activities:
Capital expenditures	(105,430)	(84,491)
Acquisition of businesses, net of cash acquired	(65,102)	(167,712)
Purchase of marketable securities	(17,076)	(16,644)
Proceeds from sales of marketable securities	21,325	67,550
Other	2,203	1,294

Cash (Used For) Investing Activities	(164,080)	(200,003)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	698,256	596,222
Reductions of long-term and short-term debt	(664,040)	(253,343)
Cash dividends	(138,784)	(135,535)
Repurchases of common stock	(100,000)	(173,222)
Shares of common stock returned for taxes	(16,579)	(17,834)
Payments of acquisition-related contingent consideration	(227)	(3,598)
Other	(665)	(640)

Cash (Used For) Provided By Financing Activities	(222,039)	12,050

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5,984)	(6,805)

Net Change in Cash and Cash Equivalents	(10,926)	(49,253)
Cash and Cash Equivalents at Beginning of Period	223,168	244,422

Cash and Cash Equivalents at End of Period	$212,242	$195,169